Exhibit 99.1

NEWS RELEASE

Kimbell Royalty Partners Announces Record Second Quarter 2026 Results

Record Oil, Natural Gas and NGL Revenues, Record Lease Bonus and Other Income, Record Net Income, Record Consolidated Adjusted EBITDA and Record Cash Available for Distribution

Record Q2 2026 Daily Production of 25,830 Boe/d (6:1)

Borrowing Base and Aggregate Commitments on Kimbell's Secured Revolving Credit Facility Increased from $625 million to $660 million

Activity on Acreage Remains Robust with 91 Active Rigs Drilling Representing 16%1 Market Share of U.S. Land Rig Count

Announces Q2 2026 Cash Distribution of $0.47 per Common Unit, an Increase of 15% from Q1 2026

FORT WORTH, Texas, August 7, 2026 – Kimbell Royalty Partners, LP (NYSE: KRP) (“Kimbell” or the “Partnership”), a leading owner of oil and natural gas mineral and royalty interests in approximately 135,000 gross wells across 28 states, today announced financial and operating results for the quarter ended June 30, 2026.

Second Quarter 2026 Highlights

•	Record Q2 2026 daily production of 25,830 barrels of oil equivalent (“Boe”) per day (6:1)

•	Includes 9 days of production from the Company’s $145.9 million acquisition of Mesa Royalties (the “Acquired Production”), which closed on June 22, 2026 with an effective date of June 1, 2026

•	Following the closing of the Acquired Production on June 22, 2026, run-rate production was 26,967 Boe per day (6:1)

•	Record Q2 2026 oil, natural gas and NGL revenues of $103.0 million

•	Q2 2026 net income of approximately $47.3 million and net income attributable to common units of approximately $38.4 million

•	Record Q2 2026 consolidated Adjusted EBITDA of $84.9 million

•	On June 24, 2026, the borrowing base and aggregate commitments on Kimbell's secured revolving credit facility were increased from $625 million to $660 million

•	As of June 30, 2026, Kimbell’s major properties[2] had 7.39 net DUCs and net permitted locations on its acreage compared to an estimated 7.20 net wells needed to maintain flat production

•	As of June 30, 2026, Kimbell had 91 rigs actively drilling on its acreage, representing approximately 16% market share of all land rigs drilling in the continental United States as of such time

1 Based on Kimbell rig count of 91 and Baker Hughes U.S. land rig count of 561 as of June 30, 2026.

2 These figures pertain only to Kimbell's major properties and do not include possible additional DUCs and permits from Kimbell's minor properties, which generally have a net revenue interest of 0.1% or below and are time consuming to quantify but, in the estimation of Kimbell's management, could add an additional 15% to Kimbell’s net inventory.

Kimbell Royalty Partners, LP – News Release

•	Announced a Q2 2026 cash distribution of $0.47 per common unit, reflecting a payout ratio of 75% of cash available for distribution; implies a 13.0% annualized yield based on the August 6, 2026 closing price of $14.51 per common unit; Kimbell intends to utilize the remaining 25% of its cash available for distribution to repay a portion of the outstanding borrowings under Kimbell’s secured revolving credit facility

•	During Q2 2026, Kimbell repurchased and cancelled 500,000 of its common units for an aggregate purchase price of approximately $7.4 million (average price of $14.70 per unit)

•	Kimbell affirms its financial and operational guidance ranges for 2026 previously disclosed in its Q4 2025 earnings release and expects to update guidance upon the closing of the Drop Down acquisition previously announced on July 17, 2026

Robert Ravnaas, Chairman and Chief Executive Officer of Kimbell Royalty GP, LLC, Kimbell’s general partner (the “General Partner”), commented, “We are pleased to report an outstanding quarter for Kimbell, which includes records for oil, natural gas and NGL revenues, net income, consolidated adjusted EBITDA, lease bonuses, average daily production and cash available for distribution. Other milestones during the quarter include increasing the Company’s borrowing base and elected commitments on the credit facility from $625 million to $660 million and repurchasing and cancelling 500,000 units under our unit repurchase program. Even excluding any uplift from the Acquired Production in the Mesa Royalties acquisition, our production grew organically in Q2 2026, resulting in oil, natural gas and NGL revenues exceeding $100 million for the first time, while cash G&A per BOE remained below the mid-point of guidance, generating positive operating leverage and distribution growth. Kimbell’s active rig count remains robust with 91 rigs drilling across our acreage, led by the Permian Basin, and our market share of U.S. land rigs remained at 16%.

“We are pleased to declare the Q2 2026 distribution of 47 cents per common unit, an increase of 15% from Q1 2026 and reflecting a 13.0% annualized tax advantaged yield based on Kimbell’s closing price on August 6, 2026. We estimate that approximately 47% of this distribution is expected to be considered return of capital and not subject to dividend taxes, further enhancing the after-tax return to our common unitholders.

“With the recently announced Drop Down acquisition that we expect to close later this month and the recently closed acquisition of Mesa Royalties, we have now announced over $360 million in acquisitions over the last 90 days, once again demonstrating our role as a leading consolidator in the U.S. oil and natural gas royalty industry. We look forward to continuing this operational momentum and generating unitholder value for years to come.”

Second Quarter 2026 Distribution and Debt Repayment

Today, the Board of Directors of the General Partner (the “Board of Directors”) approved a cash distribution payment to common unitholders of 75% of cash available for distribution for the second quarter of 2026, or $0.47 per common unit. The distribution will be payable on August 24, 2026 to common unitholders of record at the close of business on August 17, 2026. Kimbell plans to utilize the remaining 25% of cash available for distribution for the second quarter of 2026 to pay down approximately $17.9 million of the outstanding borrowings under its secured revolving credit facility.

Kimbell Royalty Partners, LP – News Release

Kimbell expects that approximately 47% of its second quarter 2026 distribution should not constitute dividends for U.S. federal income tax purposes, but instead are estimated to constitute non-taxable reductions to the basis of each distribution recipient’s ownership interest in Kimbell common units. The reduced tax basis will increase unitholders’ capital gain (or decrease unitholders’ capital loss) when unitholders sell their common units. The Form 8937 containing additional information may be found at www.kimbellrp.com under “Investor Relations” section of the site. Kimbell currently believes that the portion that constitutes dividends for U.S. federal income tax purposes will be considered qualified dividends, subject to holding period and certain other conditions, which are subject to a tax rate of 0%, 15% or 20% depending on the income level and tax filing status of a unitholder for 2026. Kimbell believes these estimates are reasonable based on currently available information, but they are subject to change.

Financial Highlights

Kimbell’s second quarter 2026 average realized price per Bbl of oil was $94.67, per Mcf of natural gas was $2.01, per Bbl of NGLs was $29.12 and per Boe combined was $42.87.

During the second quarter of 2026, the Partnership’s total revenues were $112.5 million, net income was approximately $47.3 million and net income attributable to common units was approximately $38.4 million, or $0.40 per common unit.

Total second quarter 2026 consolidated Adjusted EBITDA was $84.9 million (consolidated Adjusted EBITDA is a non-GAAP financial measure. Please see a reconciliation to the nearest GAAP financial measures at the end of this news release).

In the second quarter of 2026, G&A expense was $10.2 million, $5.9 million of which was Cash G&A expense, or $2.50 per BOE (Cash G&A and Cash G&A per Boe are non-GAAP financial measures. Please see definition under Non-GAAP Financial Measures in the Supplemental Schedules included in this news release). Unit-based compensation in the second quarter of 2026, which is a non-cash G&A expense, was $4.3 million or $1.85 per Boe.

During the second quarter of 2026, Kimbell repurchased and cancelled 500,000 of its common units for an aggregate purchase price of approximately $7.4 million (average price of $14.70 per unit). As of June 30, 2026, Kimbell is authorized to repurchase an additional approximately $85.4 million of its common units under its repurchase program. The repurchase was funded by a draw on the Partnership’s secured revolving credit facility.

As of June 30, 2026, Kimbell had approximately $478.7 million in debt outstanding under its secured revolving credit facility, had net debt to second quarter 2026 trailing twelve month consolidated Adjusted EBITDA of approximately 1.4x and was in compliance with all financial covenants under its secured revolving credit facility. Kimbell had approximately $181.3 million in undrawn capacity under its secured revolving credit facility as of June 30, 2026.

Kimbell Royalty Partners, LP – News Release

As of June 30, 2026, Kimbell had outstanding 98,652,268 common units and 16,051,322 Class B units. As of August 7, 2026, Kimbell had outstanding 100,895,984 common units and 13,807,606 Class B units.

Production

Second quarter 2026 average daily production was 25,830 Boe per day (6:1), which was composed of approximately 47% from natural gas (6:1) and approximately 53% from liquids (33% from oil and 20% from NGLs).

Operational Update

As of June 30, 2026, Kimbell’s major properties had 1,016 gross (3.98 net) DUCs and 776 gross (3.41 net) permitted locations on its acreage. In addition, as of June 30, 2026, Kimbell had 91 rigs actively drilling on its acreage, which represents an approximate 16.2% market share of all land rigs drilling in the continental United States as of such time.

Basin	Gross DUCs as of June 30, 2026(1)	Gross Permits as of June 30, 2026(1)	Net DUCs as of June 30, 2026(1)	Net Permits as of June 30, 2026(1)
Permian	716	567	2.60	2.43
Eagle Ford	52	19	0.33	0.16
Haynesville	70	16	0.40	0.18
Mid-Continent	108	74	0.52	0.41
Bakken	65	87	0.09	0.18
Appalachia	5	2	0.04	0.00
Rockies	0	11	0.00	0.05
Total	1,016	776	3.98	3.41

(1)  These figures pertain only to Kimbell's major properties and do not include possible additional DUCs and permits from Kimbell's minor properties, which generally have a net revenue interest of 0.1% or below and are time consuming to quantify but, in the estimation of Kimbell's management, could add an additional 15% to Kimbell's net inventory.

Kimbell Royalty Partners, LP – News Release

Hedging Update

The following provides information concerning Kimbell’s hedge book as of June 30, 2026:

Fixed Price Swaps as of June 30, 2026
			Weighted Average
	Volumes		Fixed Price
	Oil	Nat Gas	Oil	Nat Gas
	BBL	MMBTU	$/BBL	$/MMBTU
3Q 2026	150,144	1,324,800	$66.60	$3.42
4Q 2026	150,144	1,324,800	$63.33	$3.94
1Q 2027	151,470	1,321,920	$63.75	$4.46
2Q 2027	153,153	1,336,608	$61.57	$3.47
3Q 2027	154,836	1,351,296	$61.90	$3.76
4Q 2027	154,836	1,351,296	$58.06	$4.02
1Q 2028	148,512	1,336,608	$70.35	$4.35
2Q 2028	159,159	1,360,086	$65.30	$3.15

Conference Call

Kimbell Royalty Partners will host a conference call and webcast today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss second quarter 2026 results. To access the call live by phone, dial 201-389-0869 and ask for the Kimbell Royalty Partners call at least 10 minutes prior to the start time. A telephonic replay will be available through August 14, 2026 by dialing 201-612-7415 and using the conference ID 13761039#. A webcast of the call will also be available live and for later replay on Kimbell’s website at http://kimbellrp.investorroom.com under the Events and Presentations tab.

Presentation

On August 7, 2026, Kimbell posted an updated investor presentation on its website. The presentation may be found at http://kimbellrp.investorroom.com under the Events and Presentations tab. Information on Kimbell’s website does not constitute a portion of this news release.

About Kimbell Royalty Partners, LP

Kimbell (NYSE: KRP) is a leading oil and gas mineral and royalty company based in Fort Worth, Texas. Kimbell owns mineral and royalty interests in over 17 million gross acres in 28 states and in every major onshore basin in the continental United States, including ownership in approximately 135,000 gross wells. To learn more, visit http://www.kimbellrp.com.

Kimbell Royalty Partners, LP – News Release

Forward-Looking Statements

This news release includes forward-looking statements, in particular statements relating to Kimbell’s financial, operating and production results and prospects for growth (including financial and operational guidance), drilling inventory, growth potential, identified locations and all other estimates and predictions resulting from Kimbell’s portfolio review, the tax treatment of Kimbell's distributions, changes in Kimbell’s capital structure, future natural gas and other commodity prices and changes to supply and demand for oil, natural gas and NGLs. These and other forward-looking statements involve risks and uncertainties, including risks that the anticipated benefits of acquisitions are not realized and uncertainties relating to Kimbell’s business, prospects for growth and acquisitions and the securities markets generally, as well as risks inherent in oil and natural gas drilling and production activities, including risks with respect to potential declines in prices for oil and natural gas that could result in downward revisions to the value of proved reserves or otherwise cause operators to delay or suspend planned drilling and completion operations or reduce production levels, which would adversely impact cash flow, risks relating to the impairment of oil and natural gas properties, risk related to changes in U.S. trade policy and the impact of tariffs, risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and natural gas prices, risks relating to Kimbell’s ability to meet financial covenants under its credit agreement or its ability to obtain amendments or waivers to effect such compliance, risks relating to Kimbell’s hedging activities, risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations, risks relating to delays in receipt of drilling permits, risks relating to unexpected adverse developments in the status of properties, risks relating to borrowing base redeterminations by Kimbell’s lenders, risks relating to the absence or delay in receipt of government approvals or third-party consents, risks relating to acquisitions, dispositions and drop downs of assets, risks relating to Kimbell's ability to realize the anticipated benefits from and to integrate acquired assets, including the Acquired Production, risks relating to tax matters and other risks described in Kimbell's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (the “SEC”), available at the SEC's website at www.sec.gov. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as required by law, Kimbell undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Kimbell's filings with the SEC.

Contact:

Rick Black

Dennard Lascar Investor Relations

krp@dennardlascar.com

(713) 529-6600

– Financial statements follow –

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Condensed Consolidated Balance Sheet

(Unaudited, in thousands)

June 30,
2026
Assets:
Current assets
Cash and cash equivalents	$44,931
Oil, natural gas and NGL receivables	53,685
Derivative assets	292
Accounts receivable and other current assets	1,886
Total current assets	100,794
Property and equipment, net	655
Oil and natural gas properties
Oil and natural gas properties (full cost method)	2,417,589
Less: accumulated depreciation, depletion and impairment	(1,207,591)
Total oil and natural gas properties, net	1,209,998
Right-of-use assets, net	4,424
Derivative assets	984
Loan origination costs, net	9,362
Total assets	$1,326,217
Liabilities, mezzanine equity and unitholders' equity:
Current liabilities
Accounts payable	$4,051
Other current liabilities	8,789
Derivative liabilities	961
Total current liabilities	13,801
Operating lease liabilities, excluding current portion	4,238
Derivative liabilities	749
Long-term debt	478,700
Total liabilities	497,488
Commitments and contingencies
Mezzanine equity:
Series A preferred units	159,184
Kimbell Royalty Partners, LP unitholders' equity:
Common units	575,049
Class B units	802
Total Kimbell Royalty Partners, LP unitholders' equity	575,851
Non-controlling interest in OpCo	93,694
Total unitholders' equity	669,545
Total liabilities, mezzanine equity and unitholders' equity	$1,326,217

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per-unit data and unit counts)

	Three Months Ended	Three Months Ended
	June 30, 2026	June 30, 2025
Revenue
Oil, natural gas and NGL revenues	$103,046	$74,695
Lease bonus and other income	3,319	2,514
Gain on commodity derivative instruments, net	6,112	9,339
Total revenues	112,477	86,548
Costs and expenses
Production and ad valorem taxes	8,207	5,715
Depreciation and depletion expense	30,206	30,458
Marketing and other deductions	4,163	3,016
General and administrative expense	10,220	9,573
Total costs and expenses	52,796	48,762
Operating income	59,681	37,786
Other expense
Interest expense	(8,404)	(8,947)
Net income before income taxes	51,277	28,839
Income tax expense	3,978	2,167
Net income	47,299	26,672
Distribution and accretion on Series A preferred units	(2,628)	(24,337)
Net income attributable to non-controlling interests	(6,251)	(314)
Distributions to Class B unitholders	(9)	(14)
Net income attributable to common units of Kimbell Royalty Partners, LP	$38,411	$2,007

Basic	$0.40	$0.02
Diluted	$0.40	$0.02
Weighted average number of common units outstanding
Basic	96,306,888	91,170,092
Diluted	118,876,199	122,924,241

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP
Supplemental Schedules

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA, Cash G&A and Cash G&A per Boe are used as supplemental non-GAAP financial measures by management and external users of Kimbell’s financial statements, such as industry analysts, investors, lenders and rating agencies.  Kimbell believes Adjusted EBITDA is useful because it allows us to more effectively evaluate Kimbell’s operating performance and compare the results of Kimbell’s operations period to period without regard to its financing methods or capital structure.  In addition, management uses Adjusted EBITDA to evaluate cash flow available to pay distributions to Kimbell’s unitholders.  Kimbell defines Adjusted EBITDA as net income (loss), net of depreciation and depletion expense, interest expense, income taxes, impairment of oil and natural gas properties, non-cash unit-based compensation and unrealized gains and losses on derivative instruments.  Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP.  Kimbell excludes the items listed above from net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within Kimbell’s industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired.  Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as historic costs of depreciable assets, none of which are components of Adjusted EBITDA.  Adjusted EBITDA should not be considered an alternative to net income, oil, natural gas and natural gas liquids revenues, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Kimbell’s computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.  Kimbell expects that cash available for distribution for each quarter will generally equal its Adjusted EBITDA for the quarter, less cash needed for debt service and other contractual obligations, tax obligations, and fixed charges and reserves for future operating or capital needs that the Board of Directors may determine is appropriate.

Kimbell believes Cash G&A and Cash G&A per Boe are useful metrics because they isolate cash costs within overall G&A expense and measure cash costs relative to overall production, which is a widely utilized metric to evaluate operational performance within the energy sector. Cash G&A is defined as general and administrative expenses less unit-based compensation expense. Cash G&A per Boe is defined as Cash G&A divided by total production for a period. Cash G&A should not be considered an alternative to G&A expense presented in accordance with GAAP. Kimbell’s computations of Cash G&A and Cash G&A per Boe may not be comparable to other similarly titled measures of other companies.

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP
Supplemental Schedules
(Unaudited, in thousands)

	Three Months Ended	Three Months Ended
	June 30, 2026	June 30, 2025
Reconciliation of net cash provided by operating activities to Adjusted EBITDA and cash available for distribution
Net cash provided by operating activities	$68,304	$72,321
Interest expense	8,404	8,947
Income tax expense	3,978	2,167
Amortization of right-of-use assets	(92)	(86)
Amortization of loan origination costs	(505)	(579)
Unit-based compensation	(4,342)	(4,124)
Gain on derivative instruments, net of settlements	9,322	8,524
Changes in operating assets and liabilities:
Oil, natural gas and NGL receivables	8,157	(13,009)
Accounts receivable and other current assets	(105)	(792)
Accounts payable	(1,152)	3
Other current liabilities	(2,171)	(5,208)
Operating lease liabilities	89	80
Consolidated EBITDA	$89,887	$68,244
Add:
Unit-based compensation	4,342	4,124
Gain on derivative instruments, net of settlements	(9,322)	(8,524)
Consolidated Adjusted EBITDA	$84,907	$63,844
Adjusted EBITDA attributable to non-controlling interest	(11,882)	(8,576)
Adjusted EBITDA attributable to Kimbell Royalty Partners, LP	$73,025	$55,268

Adjustments to reconcile Adjusted EBITDA to cash available for distribution
Less:
Cash interest expense	6,776	5,810
Cash distribution to Series A preferred unitholders	2,091	2,104
Cash income tax expense	4,167	219
Distribution to Class B unitholders	9	14
Cash available for distribution on common units	$59,982	$47,121

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands, except for per-unit data and unit counts)

Three Months Ended
June 30, 2026
Net income	$47,299
Depreciation and depletion expense	30,206
Interest expense	8,404
Income tax expense	3,978
Consolidated EBITDA	$89,887
Unit-based compensation	4,342
Gain on derivative instruments, net of settlements	(9,322)
Consolidated Adjusted EBITDA	$84,907
Adjusted EBITDA attributable to non-controlling interest	(11,882)
Adjusted EBITDA attributable to Kimbell Royalty Partners, LP	$73,025

Adjustments to reconcile Adjusted EBITDA to cash available for distribution
Less:
Cash interest expense	6,776
Cash distribution to Series A preferred unitholders	2,091
Cash income tax expense	4,167
Distribution to Class B unitholders	9
Cash available for distribution on common units	$59,982

Common units outstanding on June 30, 2026	98,652,268

Common units outstanding on August 17, 2026 Record Date	100,895,984

Cash available for distribution per common unit outstanding	$0.59

Second quarter 2026 distribution declared (1)	$0.47

(1)  The difference between the declared distribution and the cash available for distribution is primarily attributable to Kimbell allocating 25% of cash available for distribution to pay outstanding borrowings under its secured revolving credit facility. Additionally, Kimbell utilized approximately $1.4 million of cash flows expected to be received from the Q2 2026 Acquired Production from June 1, 2026 to June 21, 2026, to pay outstanding borrowings under its credit facility and to distribute the additional cash flows to common unitholders. Revenues, production and other financial and operating results from the Q2 2026 acquisition will be reflected in Kimbell's condensed consolidated financial statements from June 22, 2026 onward. Furthermore, ownership percentages used to allocate Adjusted EBITDA reflect relative OpCo unit ownership as of June 30, 2026 (common 86%, NCI 14%). Subsequent to quarter-end, holders exchanged 2,243,716 OpCo units/class B units for an equal number of common units. Dividends on common units are determined on the record date. As a result, as of the distribution record date of August 17, 2026, the Company’s economic ownership of OpCo is expected to be approximately 88% and the NCI is 12%.

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands, except for per-unit data and unit counts)

Three Months Ended
June 30, 2025
Net income	$26,672
Depreciation and depletion expense	30,458
Interest expense	8,947
Income tax expense	2,167
Consolidated EBITDA	$68,244
Unit-based compensation	4,124
Gain on derivative instruments, net of settlements	(8,524)
Consolidated Adjusted EBITDA	$63,844
Adjusted EBITDA attributable to non-controlling interest	(8,576)
Adjusted EBITDA attributable to Kimbell Royalty Partners, LP	$55,268

Adjustments to reconcile Adjusted EBITDA to cash available for distribution
Less:
Cash interest expense	5,810
Cash distribution to Series A preferred unitholders	2,104
Cash income tax expense	219
Distribution to Class B unitholders	14
Cash available for distribution on common units	$47,121

Common units outstanding on June 30, 2025	93,396,488

Common units outstanding on August 18, 2025 Record Date	93,396,488

Cash available for distribution per common unit outstanding	$0.50

Second quarter 2025 distribution declared (1)	$0.38

(1)  The difference between the declared distribution and the cash available for distribution is primarily attributable to Kimbell allocating 25% of cash available for distribution to pay outstanding borrowings under its secured revolving credit facility.

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP
Supplemental Schedules
(Unaudited, in thousands)

	Three Months Ended
	June 30, 2026
Net income	$47,299
Depreciation and depletion expense	30,206
Interest expense	8,404
Income tax expense	3,978
Consolidated EBITDA	$89,887
Unit-based compensation	4,342
Gain on derivative instruments, net of settlements	(9,322)
Consolidated Adjusted EBITDA	$84,907

Q3 2025 - Q1 2026 Consolidated Adjusted EBITDA (1)	215,462
Trailing Twelve Month Consolidated Adjusted EBITDA	$300,369

Long-term debt (as of 6/30/26)	478,700
Cash and cash equivalents (as of 6/30/26)	(44,931)
Net debt (as of 6/30/26)	$433,769

Net Debt to Trailing Twelve Month Consolidated Adjusted EBITDA	1.4	x

(1)  Consolidated Adjusted EBITDA for each of the quarters ended September 30, 2025, December 31, 2025 and March 31, 2026 was previously reported in a news release relating to the applicable quarter, and the reconciliation of net income to consolidated Adjusted EBITDA for each quarter is included in the applicable news release. This also includes the trailing twelve months pro forma results from the Q2 2026 acquisition that closed in June 2026 in accordance with Kimbell's secured revolving credit facility.